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                         COMMON STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                               SEPTEMBER 14, 1998

                                  BY AND AMONG

                         GREAT CHINA INDUSTRIES LIMITED

                     THOMAS TONG LONG TIN AS BUYER GUARANTOR

                                       AND

                              C. P. INVESTMENT LTD.




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                            STOCK PURCHASE AGREEMENT

               This COMMON STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of this 14th day of September, 1998 by and among GREAT CHINA INDUSTRIES LIMITED, a British Virgin Islands corporation with an address at P.O. Box 957, Offshore Incorporations Centre, Tortola, British Virgin Islands ("Buyer"), THOMAS TONG LONG TIN as guarantor of Buyer's obligations ("Buyer Guarantor"), with an address at 17C Unionway Commercial Centre, 283 Queen's Road Central, Hong Kong and C. P. INVESTMENT LTD., a British Virgin Islands corporation ("Seller"), with an address at Skelton building, Main Street, P.O. Box 3136, Road Town, Tortola, British Virgin Islands.


                                       I.
                                   BACKGROUND

        1. As of the date hereof, Seller owns 3,271,429 shares of common stock of China Pacific, Inc. (the "Company"), US$0.001 par value per share.

        2. Pursuant to this Agreement, Buyer shall purchase an aggregate of 3,271,429 shares of common stock of the Company from Seller.

               ACCORDINGLY, BUYER AND SELLER AGREE AS FOLLOWS;


                                      II.
                                  DEFINITIONS

        A. Certain Defined Terms.

           The following terms used in this Agreement have the following meanings:

           "Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

           "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, or is under common control with, or is controlled by, such Person, and includes any Person that would be deemed to be an "affiliate" or an "associate" of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.


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               "Buyer Shares" means the 3,271,429 shares of Common Stock
purchased by Buyer pursuant to this Agreement.

               "Charter Documents" of a Person means the articles or certificate of incorporation, the by-laws and any other charter documents of such Person.

               "Closing Date" means the date on which (i) each of the conditions to the purchase and sale of Common stock hereunder has been satisfied in full, and (ii) the actions described in Sections (V) (C) and (V) (D) of this Agreement have been taken.

               "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Act.

               "Common Stock" means the company's Common Stock existing as of the date hereof or hereafter.

               "Deferred Payment" means the amount of deferred payment specified in Section (III) (A) hereof.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

               "Holder" means any registered holder of Buyer Shares.

               "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

               "Stock Outstanding" means the aggregate number of shares of Common Stock outstanding from time to time.

               "Subsidiary" of any Person means a corporation of which more than fifty percent (50%) of the outstanding shares of capital stock of each class having ordinary voting power as owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.


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                                      III.
                                 STOCK PURCHASE

        A. Agreement to Sell and Purchase Common Stock. Seller agrees to sell, and Buyer agrees to purchase, on the Closing Date, 3,271,429 shares of Common Stock, which represents in the aggregate 36.2% of the Stock Outstanding as of the date hereof. The aggregate purchase price of such Common Stock shall be HK$7,000,000 (equivalent to US$903,225.81 at the rate of US$l=HK$7.75) (US$0.2761 per share) and Buyer shall pay HK$700,000 (equivalent to US$90,322.58 at the rate of US$l=HK$7.75) (10%) to Seller in cash on the Closing Date and the remainder in a single installment of HK$6,300,000 (equivalent to US$812,903.23 at the rate of US$1=HK$7.75) payable to Seller within one month after the Closing Date, hereinafter referred to as the "Deferred Payment"

        B. Transfer of Stock Certificate. On the Closing Date, in consideration of the payment and the Deferred Payment as provided in Section (III) (A), Seller will deliver to Buyer share certificates for 3,271,429 shares of Common Stock, duly endorsed and a duly executed instrument of stock transfer in respect of the Buyer Shares, if requested by Buyer.

        C. Payment of Expenses and Taxes. Seller and Buyer shall each pay 50% of any documentary stamp taxes attributable to the sale of Buyer Shares. Save as aforesaid, all the expenses and taxes imposed by law or any government agency shall be borne by Buyer.

                                     IV.
                         REPRESENTATIONS AND WARRANTIES

        A. By Seller. Seller represents and warrants to Buyer that, save as disclosed or already known to Buyer as of the date hereof:

           1. Legal Status; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in all jurisdictions in which the failure to obtain such qualification or licensing could reasonably be expected to have a material adverse effect on the business or financial condition of the Company. The Company has all requisite corporate power and authority to conduct business, and to own, lease, sell or otherwise dispose of property.


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           2. Capitalization. As of the date hereof, the authorized
capitalization and all outstanding shares of capital stock of the Company is US$3,073,479 and 9,039,644 respectively.

           3. Valid Issue. All Buyer Shares are duly authorized and validly issued, fully paid and nonassessable and free from any tax, lien, charge or security interest (other than liens and security interests created by Buyer).

           4. No Conflicts. Neither the execution and delivery nor the performance of this Agreement and any other instruments or documents executed and delivered pursuant hereto (i) conflicts with the Charter Documents of the Company, (ii) violates any material law, regulation or ordinance, or any order or ruling of any court or governmental entity, applicable to the Company, or
(iii) results in a breach or violation of, or constitutes a default under, any term of any agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, which could reasonably be expected to have a material adverse effect on the Company's business, properties, conditions (financial and otherwise) or operations.

           5. Binding and Enforceable. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding at law or in equity.

           6. Truth and Accuracy of Information. None of the documents, instruments and other information furnished to Buyer by Seller contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any statements made therein not misleading. No representation, warranty or statement made by Seller herein or in any other document, certificate, exhibit or schedule contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make any statements made therein not misleading. There is no fact which materially and adversely affects the condition (financial or otherwise), results of operations, business, properties or prospects of the Company or any of its Subsidiaries which has not been disclosed in the documents provided to Buyer.

           7. Financial Statements. Seller has furnished Buyer with copies of the Company's current unaudited and audited consolidated balance sheets and statements of income and cash flow for the period ended June 30, 1998 and the fiscal year ended 1997. Each of the foregoing financial statements (the "Financial Statements") is accurate and


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complete in all material respects, is consistent with the Company's and each of its Subsidiaries' books and records (which, in turn, are accurate and complete in all material respects), present fairly the Company's and each of its Subsidiaries' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with U.S. generally accepted accounting principles, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

           8. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date to which the Financial Statements are made up, or any action or inaction at or prior to the date to which the Financial Statements are made up, or any state of facts existing at or prior to the date to which the Financial Statements are made up which has not been disclosed in the Company's Financial Statements.

           9. Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby other than the filing of certain forms by Buyer, Seller and/or the Company with the Commission.

           10. No Commissions or Fees. No investment banker, broker-dealer or finder has received or is entitled to receive a commission or fee from Seller or, to Seller's knowledge, from any third party in connection with Seller's sale of the Buyer Shares or Seller's execution of this Agreement.

        B. Representations of Buyer.

           Buyer represents, warrants and acknowledges to Seller as follows:

           1. Purchase for Investment. Buyer is acquiring the Buyer Shares for investment for Buyer's own account, not as a nominee or agent, and not with a view to or for sale or distribution thereof in violation of the Securities Act or other securities laws. Buyer has not been contacted concerning the acquisition of Buyer Shares by means of any general solicitation or advertisement.


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           2. Sophistication. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer's investment in Buyer Shares; Buyer is able to bear the economic risks of such investment; Buyer has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; and Buyer has had an opportunity to ask questions of Seller and of other management of the Company and to obtain such financial and other information from Seller and from the Company as Buyer deems necessary or appropriate in connection with evaluating the merits of the investment in Buyer Shares; provided, however, that none of Buyer's representations under this Section (IV) (B) is intended in any way to limit the scope or applicability of Seller's representations and warranties in this Agreement, the truth, accuracy and completeness of which Buyer has relied upon in deciding to invest in Buyer Shares. Buyer acknowledges that Buyer Shares have not been and will not be registered under the Act or any other securities laws and may not be transferred except in compliance with all applicable securities laws. Save as specifically warranted or represented by Seller under this Agreement, Buyer has not relied on any other representation or warranty of Seller. No investment banker, broker-dealer or finder has received or is entitled to receive a commission or fee from Buyer or, to Buyer's knowledge, from any third party in connection with Buyer's purchase of the Buyer Shares or Buyer's execution of this Agreement.

                                       V.
                    COVENANTS AND CONDITIONS PRIOR TO CLOSING

        A. Affirmative Covenants of Seller. Prior to the Closing, unless Buyer otherwise agrees in writing, Seller shall cause the Company and each of its Subsidiaries to perform the following:

           (a) Conduct the Company's and each of its Subsidiaries' business and operations only in the ordinary course of business;

           (b) Keep in full force and effect the Company's and each of its Subsidiaries' corporate existence and all rights, franchises and intellectual property relating or pertaining to its business;

           (c) Carry on the business of the Company and each of its Subsidiaries in the same manner as presently conducted and keep the Company's and each of its Subsidiaries' business organization and properties intact;


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           (d) Maintain the assets of the Company and each of its Subsidiaries in good repair, order and condition consistent with current needs;

           (e) Maintain the books, accounts and records of the Company and each of its Subsidiaries in accordance with past custom and practice as used in the preparation of the Financial Statements; and

           (f) Comply with all legal requirements and contractual obligations applicable to the operations and business of the Company and each of its Subsidiaries and pay all applicable taxes.

        B. Negative Covenants of Seller. Save in the ordinary course of business of the Company or its Subsidiaries, or as required by any laws or regulations, Seller shall cause the Company and each of its Subsidiaries not to do the following:

           (a) Directly or indirectly, solicit, encourage or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any Person other than Buyer and Buyer's legal representatives concerning any disposition or sale of, or enter into any agreement concerning any sale, transfer, assignment or other disposition of, any assets of the Company and each of its Subsidiaries;

           (b) Make any loans, enter into any transaction with any insider or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company and each of its Subsidiaries;

           (c) Establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan covering the employees of the Company and each of its Subsidiaries;

           (d) Except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the ordinary course of the Company's business and at arm's length with unaffiliated Person; or

           (e) Fail to take or commit to take any action which failure could reasonably be anticipated to have a material adverse effect upon the business, assets, operations, financial condition, operating results, earnings, employee and sales representative relations or business prospects of the Company or any of its Subsidiaries.


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        C. Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of or before the Closing Date:

           (a) The representations and warranties set forth in section (IV) (A) shall be true and correct in all material respects at and as of the Closing Date;

           (b) Seller shall have performed and complied with, and shall cause the Company and each of its Subsidiaries to perform and comply, in all material respects with all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;

           (c) All consents by third parties that are required to be obtained by Seller for the transfer of Buyer Shares to Buyer or that are required for the consummation by Seller of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination or modification of any contract, agreement, instrument or lease to which the Company and each of its Subsidiaries is a party or to which any portion of the property of the Company and each of its Subsidiaries is a party or to which any portion of the property of the Company and each of its Subsidiaries is subject shall have been obtained;

           (d) All governmental filings, authorization and approvals that are required to be made by Seller and by the Company for the sale of Buyer Shares and the consummation by Seller of the transactions contemplated hereby (including without limitation filings with the Commission by Seller and the Company) shall have been duly made and obtained;

           (e) There is no unfavorable judgment, decree, injunction or order against Seller or the Company which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

           (f) There has been no material adverse change to the financial condition of the Company;

           (g) Buyer shall be satisfied with the result of its legal, accounting, business, and other due diligence investigation and review of the Company and each of its Subsidiaries;


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           (h) On or prior to the Closing Date, Seller shall have delivered to
Buyer certified copies of the resolution of Seller's board of directors approving the transactions contemplated by this Agreement; and

           (i) All proceedings to be taken by the Company, any of its Subsidiaries and Seller in connection with the consummation of this transaction shall be taken (e.g., Buyer and Seller hereby agree that all representatives of Seller at the board of directors of the Company shall resign as of the Closing Date at the request of Buyer and Buyer shall have the right to nominate a similar number of Buyer's representatives to the board of directors of the Company and its Subsidiaries). In addition, Seller shall assist Buyer so that the relevant bank signatories of the Company shall be changed to those of the representatives of Buyer as of the Closing Date.

        D. Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of or before the Closing Date:

           (a) Receipt by Seller of HK$700,000 (equivalent to US$90,322.58) on the Closing Date; and

           (b) All governmental filings, authorization and approvals that are required for the purchase of Buyer Shares and the consummation of the transactions contemplated hereby (including without limitation filings with the Commission by Buyer) shall have been duly made and obtained on terms satisfactory to Seller in its sole discretion.


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                                      VI.
                                  MISCELLANEOUS

        A. Transfers.

           1. Transfers. Buyer may not make a transfer of Buyer Shares unless such transfer is made in compliance with any applicable securities laws and Buyer shall have fully paid Seller the Deferred Payment prior to any such transfer. The Company shall cooperate with any such transfer. Upon any transfer, the transferee shall make to the Company the representations and warranties made by Buyer in Section (IV) (B).

           2. Mechanics of Transfer. The Company shall register any transfer of record ownership of any outstanding stock certificate evidencing Buyer Shares as permitted by this Section (VI) on the Company's transfer records upon surrender at the office of the Company of such certificate duly endorsed for transfer or accompanied by an appropriate form of assignment separate from such certificate duly executed by the Holder or by a duly-authorized attorney-in-fact. Upon registration of transfer, the Company shall issue a new stock certificate representing the relevant Buyer Shares to the transferee (and to the transferor as to any portion not transferred) and shall cancel the surrendered stock certificate representing Buyer Shares.

           3. Further Assurance. The Company shall, from time to time at the request of any Holder, execute and deliver to such Holder or to such Person or Persons as such Holder may designate, all further instruments as may in such Holder's opinion be reasonably necessary or advisable to give full force and effect to any transfer.

           4. Information. In connection with any transfer, any Holder may disclose all documents and information which such Holder now has or may hereafter acquire relating to Buyer Shares, this Agreement, the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries, provided that the party to whom the Holder discloses such information agrees to keep all nonpublic information regarding the Company, its business or its subsidiaries' business confidential, subject to customary limitations on such obligations, including the right to disclose such information to such Person's, officers, directors, employees, agents, consultants and attorneys, to disclose such information as required to be disclosed by law or to disclose such information as requested by regulatory authorities.


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        B. Indemnification. (a) Seller indemnifies Buyer, and hold it harmless from and against any loss, liability, deficiency, damage or expense (including, without limitation, reasonable legal expenses and costs and including interest) (a "Loss") which Buyer may suffer, sustain or become subject to, as a result of:

               (i) the breach by Seller of any representation or warranty made by Seller in this Agreement;

               (ii) the breach by Seller of any covenant or agreement contained in this Agreement;

               (iii) any lawsuit, claim or proceeding of any nature against the Company or any of its Subsidiaries existing at or prior to the Closing Date or arising out of any act, transaction, circumstance or fact occurring prior to the Closing Date and which have not been disclosed to Buyer; and

               (iv) any liabilities or obligations of the Company or any of its Subsidiaries existing or arising prior to the Closing Date not disclosed to Buyer.

           (b) Buyer making a claim for indemnification under this Section (VI)
(B) (the "Indemnified Party") shall notify the indemnifying party (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. With respect to any third party claim, the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to control such defense and to appoint lead counsel of such defense with a nationally recognized reputable counsel acceptable to the Indemnified Party; provided, further that:

               (i) the fees and expenses of such separate counsel incurred prior to the date that the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party;


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               (ii) the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the action lawsuit, investigation, proceeding or other claims giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects, (C) the claim seeks an injunction or equitable relief against the Indemnified Party, or (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

               (iii) If the Indemnifying party, with the consent of the Indemnified Party, shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

           (c) the Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties reasonably agree that there is a reasonable basis for such claim.


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        C. Notices. In order to be effective, any notice or other communication required or permitted hereunder shall, unless otherwise stated herein, be in writing and shall be transmitted by messenger, delivery service, mail, or telecopy at its address or at such other address as a party shall designate in a written notice to the other parties hereto given in accordance with this Section. All notices and other communications shall be effective (i) if sent by messenger or delivery service, when delivered, (ii) if sent by mail, five days after having been sent by certified mail, with return receipt requested, or
(iii) if sent by telecopier, when sent. In order to be effective, any notice transmitted to an address outside the United States of America by any means other than telecopier shall at the time of transmittal be duplicated by counterpart telecopier notice.

        D. Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

        E. Costs, Expenses and Attorneys' Fees. Except as provided in Section
(VI) (D) above with respect to the costs and expenses incurred by a prevailing party, each party shall be responsible for its own costs and expenses in relation to the negotiation and preparation of this Agreement, the closing of the transactions contemplated by this Agreement, the enforcement of this Agreement, the prosecution or defense of actions for declaratory relief in any way related to this Agreement or the collection of any sum which becomes due pursuant to this Agreement.

        F. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller and the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder except
(i) as permitted by Section (VI) (A), or (ii) with the prior written consent of the Holders.

        G. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN NEW YORK BY NEW YORK RESIDENTS.


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        H. CONSENT TO JURISDICTION. THE COMPANY, BUYER, BUYER GUARANTOR AND
SELLER HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION, VENUE AND FORUM OF ANY STATE OR FEDERAL COURT IN NEW YORK, NEW YORK WITH RESPECT TO ANY ACTION, WHETHER COMMENCED BY BUYER OR ANY OTHER PERSON, WHICH, IN WHOLE OR IN PART, IN ANY WAY ARISES UNDER OR RELATES TO THIS AGREEMENT.

        I. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

        J. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        K. Entire Agreement; Amendment. This Agreement (including the exhibits and schedules) constitute the entire agreement among Seller, Buyer and Buyer Guarantor with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be modified or amended or any provision hereof may be waived only with the written consent of Seller, Buyer and Buyer Guarantor.

        L. Company's Indemnification. The Company hereby undertakes to procure the release of Mak Shiu Tong from the two guaranties which he has executed in connection with the bank loans related to the two Hong Kong real properties owned by the Company's subsidiary at Room 3602 and Room 3902 of Convention Plaza Apartment, Harbour Road, Hong Kong and, failing such release, the Company hereby indemnifies Mak Shiu Tong and holds him harmless from and against any loss, liability, deficiency, damage or expense (including, without limitation, reasonable legal expenses and costs and including interest and penalties) which Mak Shiu Tong may suffer, sustain or become subject to, as a result of his having to pay any amount under any of such personal guaranties.

        M. Buyer Guarantor's Guaranty. (a) Buyer Guarantor, as primary obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees to Seller the full and punctual payment when due of any and all sums payable by Buyer pursuant to this Agreement, including without limitation the payments under Section (III) (A) hereof (the "Guaranteed obligations").


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        (b) If Buyer shall default in the payment of any Guaranteed Obligation,
Buyer Guarantor shall forthwith pay on demand to Seller the full amount of the Guaranteed Obligations due and payable by Buyer.

        (c) This guaranty of payment is an irrevocable and continuing obligation of Buyer Guarantor and is in addition to and not in substitution for any other guaranties or other security now or hereafter held by Seller. Furthermore, the obligation of Buyer Guarantor shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full, regardless of any circumstances or any provisions of law which might otherwise constitute a defense or discharge of Buyer Guarantor. The obligations of Buyer Guarantor hereunder shall not be limited or affected by any change in the corporate existence, structure or ownership of Buyer, or any receivership, insolvency, bankruptcy, assignment for the benefit of creditors or other similar proceeding affecting Buyer or its assets. Seller shall not be obliged to take any action against Buyer or the security before being entitled to payment from Buyer Guarantor hereunder. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment by Buyer with respect to the Guaranteed Obligations is rescinded or must otherwise be restored or returned to Buyer upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, all as though such payment had not been made.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, this Agreement to become effective as of the date first above written.

                                     GREAT CHINA INDUSTRIES LIMITED,
                                     a British Virgin Islands corporation


                                     By: /s/
                                            ------------------------------------
                                                         THOMAS TONG
                                     Title:  DIRECTOR



                                     /s/
                                        --------------------------------------
                                     THOMAS TONG LONG TIN



                                     C. P. INVESTMENT LTD.,
                                     a British Virgin Islands corporation


                                     By: /s/
                                            ------------------------------------
                                                          MAK SHIU TONG
                                     Title:  DIRECTOR



                                     CHINA PACIFIC, INC.,
                                     a Nevada corporation


                                     By: /s/
                                            ------------------------------------
                                                          CHUN HING LO
                                     Title:  DIRECTOR

                                      -16-